Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kidpik Corp. on Form S-8 (File No. 333-264904) and Form S-3 (File No. 333-273080) of our report dated April 9, 2024, on our audits of the financial statements of Kidpik Corp. as of December 30, 2023 and December 31, 2022, and for the years then ended, included in this Annual Report on Form 10-K of Kidpik Corp. for the year ended December 30, 2023, which report includes an explanatory paragraph relating to Kidpik Corp.’s ability to continue as a going concern.

/s/ CohnReznick LLP

New York, New York
April 10, 2024